UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to § 240.14a-12

PARAMETRIC TECHNOLOGY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

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PARAMETRIC TECHNOLOGY CORPORATION

140 KENDRICK STREET

NEEDHAM, MASSACHUSETTS 02494

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on March 1, 2006

We will hold the Annual Meeting of Stockholders of Parametric Technology Corporation (“PTC”) at our offices, 140 Kendrick Street, Needham, Massachusetts 02494, on Wednesday, March 1, 2006 at 9:00 a.m., local time. At this year’s Annual Meeting, we will ask you to:

1.	Elect two directors to serve for the next three years.

2.	Confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm for the current fiscal year.

3.	Consider other business that may further or relate to the foregoing.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 6, 2006. With the Proxy Statement, we are sending you PTC’s 2005 Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements.

By Order of the Board of Directors

AARON C. VON STAATS
Clerk

Needham, Massachusetts

January 18, 2006

Directions to our offices are as follows:

From the North:

Route 128 South to Exit 19B, to Highland Avenue. At the first traffic light, take a left onto Hunting Road. Left onto Kendrick Street. PTC entrance is on the right hand side.

From the South:

Route 128 North to Exit 18, right onto Great Plain Avenue. Right onto Greendale Avenue. Right onto Kendrick Street. PTC entrance is on the right hand side.

From either the East or West:

Mass Pike to Route 128 South to Exit 19B, to Highland Avenue. At the first traffic light, take a left onto Hunting Road. Left onto Kendrick Street. PTC entrance is on the right hand side.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR ON THE INTERNET, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF THE PROXY IS MAILED IN THE UNITED STATES.

i

PROXY STATEMENT FOR THE PARAMETRIC TECHNOLOGY CORPORATION

2006 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did We Send You this Proxy Statement?

As a stockholder, you have the right to attend and vote at the Parametric Technology Corporation (PTC) 2006 Annual Meeting of Stockholders. If you attend the Annual Meeting, you may vote your shares directly. Whether or not you attend, you may vote by proxy, by which you direct another person to vote your shares at the meeting on your behalf. The PTC Board of Directors is soliciting your proxy to encourage your participation in voting at the meeting and to obtain your support for the proposals presented.

There are two parts to our proxy solicitation: this proxy statement and the enclosed voting instruction form (which is also called a “proxy card”). The proxy statement explains the proposals to be voted on at the Annual Meeting. You use the voting instruction form to authorize your shares to be voted as you wish.

We will begin mailing this proxy statement on January 18, 2006 to all stockholders entitled to vote. If you owned our common stock at the close of business on January 6, 2006, you are entitled to vote. On that date, there were 277,503,091 shares of common stock outstanding. Common stock is our only class of voting stock.

How Many Votes Do You Have?

You have one vote for each share of common stock that you owned at the close of business on January 6, 2006. Your proxy card or other voting instruction form indicates the number of shares you owned at the close of business on January 6, 2006.

How May You Vote by Proxy?

To vote, simply complete, sign and return the form before the meeting, and your shares will be voted as you direct. If you wish, in most cases you may vote by telephone or the Internet instead.

When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares as you direct at the meeting. If you sign the form but do not make specific choices, they will vote your shares to:

•	elect the two current directors nominated by the Board; and

•	confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

If any matter not listed in the Notice of Meeting is properly presented at the Annual Meeting, they will vote your shares in accordance with their best judgment. At the time we began printing this proxy statement, we knew of no matters that needed to be acted on at the meeting other than as discussed in this proxy statement.

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed voting instruction form and to return it promptly in the envelope provided. Returning the form will not affect your right to attend the Annual Meeting. If you wish to vote at the meeting despite having returned the form, see below under “May You Revoke Your Proxy” and “How May You Vote in Person.”

How May You Vote by Telephone or the Internet?

Instead of submitting your vote by mail on the enclosed voting instruction form, you may vote by telephone or the Internet. Please note that there may be separate telephone and Internet arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name) or you hold your shares in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account). In either case, you must follow the procedures described on your voting instruction form.

In order to vote online or via telephone, have the voting instruction form in hand, and call the number or go to the website listed on the enclosed voting instruction form and follow the instructions. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

We encourage you to vote by the Internet. If you do so, please authorize us to deliver future annual reports and proxy statements to you by e-mail. This lowers costs and speeds delivery.

May You Revoke Your Proxy?

Yes. You may change your vote after you send in your voting instructions. A registered stockholder may revoke a proxy by following any of these procedures:

•	Send in another signed voting instruction form with a later date; or

•	Send a letter revoking your proxy to PTC’s Clerk at the address indicated on page 22 under “Information About Stockholder Proposals”; or

•	Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.

A holder of stock in street name must follow the procedures required by the brokerage firm or bank to revoke a proxy. You should contact that firm directly for more information on these procedures.

How May You Vote in Person?

If you attend the Annual Meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in street name, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on January 6, 2006 in order to be admitted to the meeting. If you are not the holder of record, you will need to obtain a “legal proxy” from the holder of record in order to be able to vote at the Annual Meeting.

What Are the Votes Required? How Are They Affected by Abstentions and Broker Non-Votes?

The directors elected at the meeting will be those receiving the highest number of votes. Confirmation of the selection of PricewaterhouseCoopers LLP as our independent auditors may be approved by the affirmative vote of a majority of the votes cast. Accordingly, if you abstain from voting, or if your broker or bank does not vote on any proposal because it has not received instructions from you and does not have the authority to vote in its discretion (a broker non-vote), it will not count as a vote for or against a proposal.

Is Voting Confidential?

We keep all the proxies, ballots and voting tabulations confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card without providing your name.

What Are the Costs of Soliciting Proxies?

PTC will pay all the costs of soliciting proxies. In addition to mailing these proxy materials, our directors and employees may solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Stockholders Sharing the Same Surname and Address.

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions receive only one copy of our annual report and proxy statement. This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. In other cases, stockholders receiving multiple copies at the same address may wish to receive only one. If you would like to have additional copies of our annual report and/or proxy statement mailed to you, to receive separate copies of future mailings, or to receive only one copy if you now receive more than one, please submit your request to the address or phone number that appears on your voting instruction form.

How May You Obtain Our Annual Report on Form 10-K?

A copy of our Annual Report on Form 10-K for the year ended September 30, 2005 was included with this proxy statement. If you would like another copy, it is available on our website at www.ptc.com. We will also send you one without charge if you call (781) 370-5000, e-mail to IR@ptc.com, or write to:

Investor Relations

Parametric Technology Corporation

140 Kendrick Street

Needham, MA 02494-2714

Where Can You Find the Voting Results?

We will publish the voting results on our website at www.ptc.com following the Annual Meeting and in our Form 10-Q for the second quarter of fiscal 2006, which we will file with the Securities and Exchange Commission in May 2006.

Whom Should You Call if You Have any Questions?

If you have any questions about the Annual Meeting or your ownership of PTC common stock, please contact PTC Investor Relations by telephone at (781) 370-5000 or e-mail at IR@ptc.com.

DISCUSSION OF PROPOSALS

Proposal 1:	Elect Two Directors

The first proposal on the agenda for the Annual Meeting is to elect two Class I directors for three-year terms beginning at this Annual Meeting and expiring at the 2009 Annual Meeting. For a description of the three classes of directors, see “Information About The Directors” beginning on page 5.

Upon the recommendation of the Nominating & Corporate Governance Committee, the Board of Directors has nominated two current directors—Donald K. Grierson and Oscar B. Marx, III—for new, three-year terms and recommends that you vote for their election. The recommendation that Messrs. Grierson and Marx be nominated is based on consideration of their individual credentials and experience, their exemplary prior service and attendance records as directors and board committee members, the numerous contributions that each has made to the work of the Board of Directors and its committees, and their expected future contributions. In the case of Mr. Grierson, this included his prior CEO experience and knowledge of important vertical industries in which PTC offers its products, including nearly 30 years of experience at General Electric, where upon his departure in 1985 he was Senior Vice President and Group Executive of the Industrial Electronics Business Group; his numerous contributions as a member of the Compensation Committee, including the re-design of our equity compensation program and the reduction of PTC’s stock options overhang; his role on the Nominating & Corporate Governance Committee, keeping PTC’s corporate governance practices up to date; and his 100% board and committee meeting attendance record over his current three-year term. In the case of Mr. Marx, this included his prior CEO and Board Chairman experience and his tenure at Ford Motor Company where in 1994 he retired as Vice President after 32 years of service; his role as PTC’s Audit Committee Financial Expert; his numerous contributions as the Chairman of the Audit Committee, including leading PTC’s Sarbanes-Oxley 404 Internal Controls assessment; and his nearly 100% (one absence over the three-year period) board and committee meeting attendance record over his current three-year term. The Nominating & Corporate Governance Committee’s process for selecting and evaluating director nominees is described under “Information About the Nominating Functions of the Nominating & Corporate Governance Committee” on page 21. There were no nominees for director proposed by PTC stockholders.

The following table contains background information about each of the nominees. For a description of their holdings of PTC stock, see “How Much Stock is Owned by Directors and Officers?” beginning on page 9.

Name, Age, Principal Occupation, Business Experience and Directorships	Director Since	Term Expires
Class I Director Nominees:

Donald K. Grierson, age 71 Chief Executive Officer (Retired), ABB Vetco International, an oil services business. Mr. Grierson was Chief Executive Officer and President of ABB Vetco Gray, Inc. from 1991 to March 2001 and from September 2002 to November 2004. Mr. Grierson served as Executive Director of ABB Vetco Gray, Inc. from March 2001 to September 2002.	1987	2006

Oscar B. Marx, III, age 67 Non-Executive Chairman of the Board of Directors of Amerigon Incorporated, a high technology automotive component supplier, since March 2003. Mr. Marx served as Chief Executive Officer and Chairman of the Board of Amerigon Incorporated from October 2001 to March 2003. Mr. Marx also was Chief Executive Officer and President of TMW Enterprises, a private automotive investment firm, from July 1995 to February 2002, and was a Director until December 2002.	1995	2006

The Board of Directors recommends that you vote FOR the election of Donald K. Grierson and Oscar B. Marx, III as Class I directors.

Proposal 2:	Confirm the Selection of PricewaterhouseCoopers LLP as PTC’s Independent Registered Public Accounting Firm for the Current Fiscal Year.

The second proposal on the agenda for the Annual Meeting is to confirm the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as PTC’s independent registered public accounting firm for the fiscal year ending September 30, 2006. PricewaterhouseCoopers LLP served as our independent auditors for the fiscal year ended September 30, 2005. Further information about PricewaterhouseCoopers LLP appears under “Information about our Independent Registered Public Accounting Firm” on page 19. Although stockholder confirmation of the selection of PricewaterhouseCoopers LLP is not required by law or our by-laws, and this vote will not be binding on PTC, the Board of Directors believes that it is advisable to give stockholders an opportunity to provide guidance on this selection. If this confirmation is not received, the Board will request that the Audit Committee reconsider its selection of PricewaterhouseCoopers LLP.

The Board recommends that you CONFIRM the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm.

Other Matters

The Board of Directors does not know of any other matters to come before the meeting. However, if any other matters are properly presented to the Annual Meeting, the persons named in the accompanying voting instruction form will vote, or otherwise act, in accordance with their judgment on such matters.

INFORMATION ABOUT THE DIRECTORS

Who Are Our Directors?

Our Board of Directors is divided into three classes with staggered three-year terms. There are currently two Class I directors, two Class II directors and three Class III directors, whose terms expire, respectively, at the 2006, 2007 and 2008 Annual Meetings of Stockholders. The Class I directors, who are described on pages 3 and 4, have been nominated for re-election at this Annual Meeting. The Class II and III directors will continue in office following the Annual Meeting. The following table contains information about each of the Class II and III directors. You will find information on director holdings of PTC stock in the section called “How Much Stock is Owned by Directors and Officers?” beginning on page 9.

Name, Age, Principal Occupation, Business Experience and Directorships	Director Since	Term Expires
Class II Directors:

Michael E. Porter, age 58 Bishop William Lawrence University Professor at Harvard Business School. Professor Porter has been a Professor at Harvard Business School since 1973 and has been a University Professor since 2001. Director of Thermo Electron Corporation.	1995	2007

Noel G. Posternak, age 69 Chairman of the Board of Directors of PTC since June 2000. Senior Partner in the law firm of Posternak, Blankstein & Lund, L.L.P. since 1980, practicing in the area of business law and mergers and acquisitions. Director of TA Associates Realty Funds.	1989	2007

Class III Directors:

Robert N. Goldman, age 56 Private investor since January 2003. Mr. Goldman was Chairman of the Board of eXcelon Corporation, a software developer, from September 2001 to December 2002 and Chief Executive Officer and President of eXcelon Corporation from November 1995 to September 2001.	1991	2008

C. Richard Harrison, age 50 Chief Executive Officer and President of PTC since March 2000. Mr. Harrison was President and Chief Operating Officer of PTC from August 1994 to March 2000.	1994	2008

Joseph M. O’Donnell, age 59 Chairman of the Board, President and Chief Executive Officer of Artesyn Technologies, Inc., a provider of power conversion equipment and subsystems to the communications industry, since July 1994.	2004	2008

Independence

All of our directors except Mr. Harrison (our Chief Executive Officer and President), and Mr. Porter (who has a consulting agreement with the Company as described below) are “independent directors” as defined in the Nasdaq National Market listing standards.

Certain Relationships and Transactions

Mr. Harrison and Paul J. Cunningham, PTC’s Executive Vice President, Worldwide Sales, are first cousins.

Howard Heppelmann, PTC’s Vice President – Indirect Sales Business Development, is the brother of James Heppelmann, our Executive Vice President and Chief Product Officer. Howard and James were co-founders of

Windchill Technologies, Inc., which we acquired in connection with our acquisition of Computervision Corporation in 1998. For fiscal 2005, Howard Heppelmann received a salary of $150,000 and earned sales commissions of $160,668. Howard Heppelmann is also eligible to participate in PTC’s standard employee benefits packages, including receiving equity grants under PTC’s stock incentive plans.

Matthew Cohen, PTC’s Vice President—Customer Education, is the son of Barry Cohen, PTC’s Executive Vice President, Strategic Services and Partners. For fiscal 2005, Matthew Cohen received a salary of $117,538 and earned an incentive bonus of $49,558 based on educational products and services bookings and margin. Matthew Cohen is also eligible to participate in PTC’s standard employee benefits packages, including receiving equity grants under PTC’s stock incentive plans.

Cornelius F. Moses, PTC’s Executive Vice President and Chief Financial Officer, was an executive officer of Bradlees, Inc. within two years of its bankruptcy filing in January 2001.

Board Meetings and Attendance at the Annual Meeting

PTC’s Board currently schedules five regular meetings during each fiscal year, but will meet more often if necessary. The Board met eleven times during fiscal 2005. We expect that each director will attend the Annual Meeting of Stockholders each year, barring other significant commitments or special circumstances. All directors attended the 2005 Annual Meeting of Stockholders.

Communications with the Board

Stockholders may send communications to the Board of Directors in the manner described on the Investor Relations page of our website at www.ptc.com.

Committees of the Board

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating & Corporate Governance Committee, and the Corporate Development Committee.

The Audit Committee

The Audit Committee assists the board in fulfilling its oversight responsibilities for accounting and financial reporting compliance, including reviewing the financial information provided to the stockholders and others, PTC’s accounting policies, disclosure controls and procedures and internal accounting and financial controls, and the audit process. In undertaking these responsibilities, the Committee meets with management and with the independent auditor (including meeting privately, without PTC management present) to discuss our financial reporting policies and procedures and our internal control over financial reporting. The Committee reports on such matters to our Board of Directors. In addition, the Committee is directly responsible for the appointment (and where appropriate, replacement), evaluation and compensation of the work of the independent auditor. The Committee reviews the performance of the independent auditor in the annual financial statement audit and audit of the Company’s assessment of internal control over financial reporting, assesses the independence of the auditor, and reviews the auditor’s fees. At least once every three years, the Committee will evaluate the independent auditor’s tenure, the quality of its engagements and the associated costs to determine if rotation to a different independent auditor is advisable.

The Committee is also responsible for pre-approving audit and non-audit related services that may be performed by the independent auditor and for reviewing our internal control over financial reporting and disclosure controls.

The Audit Committee operates under a written charter, which is available on the Investor Relations page of our website at www.ptc.com.

Messrs. Marx (Chairman), Goldman and Posternak currently serve as members of the Audit Committee. All committee members are “independent directors” under both SEC rules and the listing requirements of the Nasdaq National Market governing the qualifications of members of the Audit Committee, and none of them has ever been an employee of PTC or any subsidiary. During fiscal 2005, Oscar B. Marx, Chairman of the Audit Committee, qualified as an Audit Committee Financial Expert, as defined by the SEC.

The Audit Committee met ten times during fiscal 2005. The Committee’s report for 2005 appears on page 19.

The Compensation Committee

The Compensation Committee establishes the compensation levels for PTC’s executive officers (including granting equity awards to executive officers) and oversees employee compensation programs, including PTC’s bonus programs and its shareholder approved equity incentive and employee stock purchase plans. The Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com. Each year, the Committee reports to you on executive compensation. The Committee’s report for fiscal 2005 appears on page 13.

Messrs. Goldman (Chairman) and Grierson currently serve as members of the Compensation Committee. Both Messrs. Goldman and Grierson qualify as “independent directors” under the Nasdaq National Market listing requirements. The Committee met six times during fiscal 2005.

The Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee is appointed by the Board to assess Board membership, make recommendations regarding potential candidates for election to the Board of Directors and membership on committees of the Board of Directors, develop and recommend policies and processes regarding corporate governance matters and maintain a CEO succession plan in order to ensure continuity of leadership for PTC. The Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com. Further information about the operation of the Committee appears on page 21.

Messrs. Posternak (Chairman), Goldman and Grierson currently serve as members of the Nominating & Corporate Governance Committee. All Committee members qualify as “independent directors” under the Nasdaq National Market listing requirements. The Committee met twice during fiscal 2005.

The Corporate Development Committee

The Corporate Development Committee, which was established during fiscal 2005, is appointed by the Board to evaluate corporate development opportunities, including mergers and acquisitions, and to assist management in developing strategies and processes regarding such initiatives. The Committee is authorized to approve transactions having a price below a threshold established by the Board from time to time. The Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com.

Messrs. Porter (Chairman) and O’Donnell, each of whom has extensive business expertise (including in the area of corporate strategy), currently serve as members of the Corporate Development Committee. The Committee met twice during fiscal 2005.

How We Compensate Our Directors

Annual Cash Fee	Other than the Chairman of the Board, each director of PTC who is not an employee of PTC or our subsidiaries is paid an annual cash fee of $25,000. The Chairman of the Board, if a non-employee, is paid an annual cash fee of $125,000. In addition, the Chairman of PTC’s Audit Committee is paid an annual committee chairman fee of $10,000 and the chairman of each of our other Board Committees is paid an annual committee chairman fee of $5,000. No committee chairman fees are paid to the Chairman of the Board when serving as a committee chairman.

Annual Equity Award	In 2005, we awarded 60,000 shares of restricted stock to our non-employee Chairman of the Board of Directors and 30,000 shares of restricted stock to each of the other non-employee directors. The restrictions on these shares lapse in three installments, the first installment of which lapsed on November 1, 2005 and the remaining installments lapse annually on November 1, 2006 and November 1, 2007. If a director ceases to serve on the PTC board, any shares remaining subject to restrictions will be forfeited to PTC.

Meeting Fees	We also pay each non-employee director meeting fees of $2,000 for attendance at each Board meeting and $2,000 for attendance at each committee meeting of which the director is a member.

Expenses	PTC reimburses all directors for travel and other related expenses incurred in attending Board and committee meetings.

Directors who are PTC Employees	We do not compensate our employees for service as a director.

Information About Certain Insider Relationships

On July 28, 2005, we entered into an Amended and Restated Consulting Agreement with Michael E. Porter, one of our directors with whom we have had a consulting arrangement since 1995. The agreement amends and restates in its entirety our previous consulting agreement with Mr. Porter. Under the original consulting agreement, Mr. Porter participated in preparing and presenting a series of executive management seminars sponsored by us. Under the amended agreement, in addition to providing such executive management seminars from time to time, Mr. Porter will provide strategic planning sessions with our executives. In consideration for providing these strategic consulting services, we issued to Mr. Porter a one-time grant of 100,000 shares of restricted stock, the restrictions on which lapse in three equal annual installments beginning on July 28, 2006. In consideration of his services providing executive management seminars, we will pay him a fee of $15,000 for each executive management seminar in which he participates. During fiscal 2005, Mr. Porter did not participate in any executive management seminars and, accordingly, received no such fees.

INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP

Which Stockholders Own at Least 5% of PTC?

The following table shows all persons we know to be beneficial owners of at least 5% of PTC common stock as of November 30, 2005. “Beneficial owners” of PTC common stock are those who have the power to vote or to sell that stock. Our information is based in part on reports filed with the SEC by the firms listed in the table below. If you wish, you may obtain these reports from the SEC.

	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
Barclays Global Investors, NA (3) 45 Fremont Street San Francisco, CA 94105	27,763,664(3)	10.01%

Cooke & Bieler, L.P. (4) 1700 Market Street, Suite 3222 Philadelphia, PA 19103	19,100,317(4)	6.89%

The footnotes for this table appear below the next table.

How Much Stock is Owned by Directors and Officers?

The following table shows the PTC common stock beneficially owned by PTC’s directors and the executive officers named in the Summary Compensation Table, as well as all current directors and executive officers as a group, as of November 30, 2005.

	Number of Shares Beneficially Owned(1)(5)	Percentage of Common Stock Outstanding(2)
Robert N. Goldman	351,250	0.13%
Donald K. Grierson	291,250	0.10%
Oscar B. Marx, III (6)	291,350	0.10%
Joseph M. O’Donnell	38,500	0.01%
Michael E. Porter	736,250	0.26%
Noel G. Posternak	622,500	0.22%
C. Richard Harrison (7)	5,538,683	1.97%
Barry F. Cohen	1,881,378	0.67%
Paul J. Cunningham	2,208,880	0.79%
James E. Heppelmann	2,235,428	0.80%
Cornelius F. Moses (8)	854,711	0.31%
All directors, nominees for director, and current executive officers as a group (13 persons)	16,149,841	5.59%

(1)	This describes shares as beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that he beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.
(2)	For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding includes the 277,398,787 shares outstanding as of November 30, 2005 and any shares subject to options held by the person or entity in question that are exercisable on or before January 29, 2006.
(3)	As reported on Schedule 13G filed with the Securities and Exchange Commission on May 10, 2005, Barclays Global Investors, NA, which stated that it is a bank, and certain of its bank and investment management affiliates, reported sole voting power over a total of 24,849,443 of such shares and sole dispositive power over all such shares, which were reported to be held in trust accounts for the benefit of others. On January 10, 2006, certain of those bank and investment management affiliates filed a Schedule 13G/A reporting beneficial ownership of 361,671 shares.

(4)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 7, 2005, Cooke & Bieler, L.P., which stated that it is a registered investment adviser, reported that it had sole voting and dispositive power over none of such shares, shared voting power over 11,495,721 of such shares, and shared dispositive power over 19,100,317 of such shares.
(5)	The amounts listed include the following shares of common stock that may be acquired on or before January 29, 2006 through the exercise of options: Mr. Goldman, 261,250 shares; Mr. Grierson, 261,250 shares; Mr. Marx, 255,000 shares; Mr. O’Donnell, 12,500 shares; Mr. Porter, 519,250 shares; Mr. Posternak, 422,500 shares; Mr. Harrison, 3,933,334 shares; Mr. Cohen, 1,461,667 shares; Mr. Cunningham, 1,789,169 shares; Mr. Heppelmann, 1,604,667 shares; Mr. Moses, 425,000 shares; and all directors and current executive officers as a group, 11,574,463 shares.
(6)	100 shares are held by Mr. Marx’s spouse as custodian for a minor relative.
(7)	16,560 shares are held jointly by Mr. Harrison with his spouse.
(8)	10,000 shares are held jointly by Mr. Moses with his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers and 10%-or-greater stockholders—file reports with the SEC on their initial beneficial ownership of PTC common stock and any subsequent changes (in this case, “beneficial ownership” means a pecuniary interest in the shares).

Based on our review of all reports filed by our insiders, we believe that all of our insiders filed on a timely basis all reports required by Section 16(a) for fiscal 2005.

INFORMATION ABOUT EXECUTIVE COMPENSATION

The tables on pages 11 through 13 show salaries, bonuses and other compensation paid for the last three fiscal years, including restricted stock awards granted in fiscal 2005, options exercised in fiscal 2005 and option values as of year-end fiscal 2005 for the Chief Executive Officer and our four other most highly compensated executive officers during fiscal 2005.

Summary Compensation Table

Name and Principal Position	Year			Long-Term Compensation Awards		All Other Compen- sation($)(5)
		Annual Compensation		Restricted Stock Awards ($)(3)(4)	Shares Underlying Options(#)
		Salary($)(1)	Bonus($)(2)
C. Richard Harrison Chief Executive Officer and President	2005 2004 2003	520,000 500,000 500,000	644,000 700,000 387,500	3,647,220 0 0	0 800,000 1,300,000	6,300 6,150 6,000

Barry F. Cohen Executive Vice President, Strategic Services and Partners	2005 2004 2003	415,000 400,000 400,000	276,000 150,000 167,500	1,366,000 0 0	0 300,000 700,000	0 0 0

Paul J. Cunningham Executive Vice President, Worldwide Sales	2005 2004 2003	415,000 400,000 335,000	276,000 150,000 235,911	1,366,000 0 0	0 300,000 700,000	6,300 6,150 6,000

James E. Heppelmann Executive Vice President and Chief Product Officer	2005 2004 2003	487,000 478,000 478,000	276,000 300,000 167,500	1,366,000 0 0	0 300,000 700,000	6,300 6,150 0

Cornelius F. Moses (6) Executive Vice President and Chief Financial Officer	2005 2004 2003	415,000 400,000 123,077	276,000 400,000 167,500	1,366,000 0 0	0 300,000 700,000	6,300 6,150 0

(1)	Salary includes amounts deferred pursuant to our 401(k) Savings Plan. Mr. Heppelmann’s salary for all years presented includes cost of living allowance compensation associated with his relocation to PTC’s Needham headquarters.
(2)	Amounts shown, except for those relating to Mr. Cunningham for fiscal year 2003, are bonus awards under PTC’s incentive plans and are earned and accrued during the fiscal years indicated and paid after the end of each fiscal year (these bonuses are described under “Executive Compensation Programs” on page 13). Amounts shown for Mr. Cunningham for fiscal year 2003 primarily consist of commissions based on revenue.

(3)	The amounts shown are the value of shares of restricted stock granted to our executive officers on July 27, 2005, on which day the closing market price of our common stock was $6.83. One-half of each award was performance-based and was subject to forfeiture on November 1, 2005, based on the same performance criteria used to determine the respective executive officer’s fiscal 2005 bonus award under PTC’s executive incentive performance plan (described under “Executive Compensation Programs” on page 13). The following table sets forth the amount of such awards earned by the executive officer after giving effect to the November 1, 2005 forfeitures:

Officer	Time-based restricted shares awarded on July 27, 2005	Performance- based restricted shares awarded on July 27, 2005	Performance- based shares forfeited on November 1, 2005 based on performance criteria	Total number of shares from both awards earned and subject to time-based vesting **	Value of award earned based on the closing market price of our common stock on the date of grant ($6.83)
C. Richard Harrison	267,000	267,000	21,360	512,640	$3,501,331
Barry F. Cohen	100,000	100,000	8,000	192,000	$1,311,360
Paul J. Cunningham	100,000	100,000	8,000	192,000	$1,311,360
James E. Heppelmann	100,000	100,000	8,000	192,000	$1,311,360
Cornelius F. Moses	100,000	100,000	8,000	192,000	$1,311,360

**	All such shares are subject to further time-based forfeiture restrictions. The restrictions on the first one-third of such shares lapsed on November 1, 2005. The restrictions on the remaining shares lapse as to one-third of such shares on each of November 1, 2006 and 2007, and may lapse sooner as described in “Employment Agreements with Executive Officers” on page 18. Holders of restricted stock have the right to receive cash dividends, if any, paid on such restricted stock (stock dividends remain restricted under the terms of the underlying restricted stock) and to vote such restricted stock.
(4)	As of the end of our last completed fiscal year (September 30, 2005), the number and value of the aggregate restricted stockholdings for each executive officer were as follows:

Officer	Number of restricted shares held **	Value of restricted shares held based on the closing market price of our common stock on September 30, 2005 ($6.97)
C. Richard Harrison	534,000	$3,721,980
Barry F. Cohen	200,000	$1,394,000
Paul J. Cunningham	200,000	$1,394,000
James E. Heppelmann	200,000	$1,394,000
Cornelius F. Moses	200,000	$1,394,000

**	As of September 30, 2005, the share forfeiture based on performance criteria (described in footnote (3) above) had not yet occurred; accordingly, the numbers of restricted shares shown as held in the above table do not reflect the impact of the subsequent forfeitures.
(5)	Amounts shown are our matching contributions under the 401(k) Savings Plan.
(6)	Mr. Moses joined PTC as our Executive Vice President and Chief Financial Officer in June 2003.

Option Grants in Fiscal 2005

We did not grant any options to our executive officers in fiscal 2005.

Aggregated Option Exercises During Fiscal 2005 and Fiscal Year-End Option Values

	Shares Acquired on Exercise(#)	Value Realized($)(1)	Number of Shares Underlying Unexercised Options at FY-End(#)	Value of Unexercised In- the-Money Options at FY-End($)(2)
Name			Exercisable/ Unexercisable	Exercisable/ Unexercisable
C. Richard Harrison	0	0	3,933,334/ 1,316,666	7,286,503/ 4,785,497
Barry F. Cohen	200,000	710,213	1,461,667/ 608,333	3,298,502/ 2,303,498
Paul J. Cunningham	95,000	300,121	1,789,169/ 608,333	3,423,002/ 2,303,498
James E. Heppelmann	84,080	413,692	1,654,667/ 608,333	4,045,502/ 2,303,498
Cornelius F. Moses	0	0	425,000/ 575,000	1,456,000/ 1,813,000

(1)	Market value of the underlying shares on the date of exercise less the option exercise price.
(2)	Market value of shares (at September 30, 2005 closing market price of $6.97) covered by in-the-money options less the option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

Report of the Compensation Committee

Executive Compensation Programs

Our executive compensation programs consist of three principal elements: base salary, bonus and equity incentive awards. We provide no special perquisites to our executives. Our objective traditionally has been to emphasize incentive compensation in the form of cash bonuses and stock option grants, rather than base salary. The Compensation Committee annually determines an appropriate mix of base salary, bonus (whether payable in cash or stock) and long-term incentive compensation for executive officers that serves to further that policy. We will continue to use equity compensation to promote both near- and longer-term corporate performance goals. We anticipate that we will make more use of restricted stock grants in the future, rather than the stock options we have historically used, since restricted stock requires fewer shares than stock options to deliver similar incentives, which will also help to reduce overhang and potential stockholder dilution.

The Committee sets the annual base salary for executives after reviewing their historical compensation levels, evaluating past performance and assessing their expected future contributions. In setting 2006 base salaries, the Compensation Committee engaged an external independent compensation consulting firm to provide information regarding salaries prevailing in the industry, but did not tie salaries to any particular indices.

We maintain incentive plans under which executive officers (including our Chief Executive Officer) may receive bonuses after the end of each fiscal year. Payments of bonuses under the incentive plans depend on achievement of certain financial targets established by the Committee at the beginning of each fiscal year. A portion of these bonuses may from time to time also be based on individual performance goals. The Committee’s goal is to set corporate-wide financial performance targets and, if appropriate, specific metrics aligned with the executive’s functional area in order to provide the right mix of incentives to achieve desired results.

For the fiscal 2005 plan, the Committee determined that no bonus would be paid under the plan unless PTC achieved certain minimum revenue and operating margin thresholds (the “Minimum Performance Gate”), whereupon the executive officers would receive 50% of their target bonuses. If PTC achieved the Minimum Performance Gate, eligibility for payment of the second 50% of an executive officer’s respective target bonus would be determined differently for two groups of executive officers. For the Chief Executive Officer, the Chief Product Officer, and the Chief Financial Officer, payment of any portion of the second 50% of the target bonus was contingent upon PTC meeting a designated performance goal measured by a revenue metric (the “Second Performance Gate”). For the Executive Vice President, Worldwide Sales, and the Executive Vice President, Strategic Services and Partners, payment of any portion of the second 50% of the executive officer’s respective target bonus was contingent upon PTC meeting both the Second Performance Gate and the executive officer’s particular division meeting one or more additional revenue thresholds (“the Divisional Performance Gate”).

The portion of the second 50% of the target bonus that was payable increased proportionately based on PTC’s total revenues for fiscal year 2005, with the full 50% being payable upon PTC attaining a “Target Revenue Level.” In order to provide an additional performance incentive, if PTC exceeded the Second Performance Gate and revenue exceeded the Target Revenue Level, each executive officer would become eligible for an additional bonus of up to 50% of the officer’s respective target bonus (the “Upside Bonus”). This Upside Bonus would also increase proportionately based on PTC’s total revenues above the Target Revenue Level.

In fiscal 2005, the Minimum Performance Gate was met and, accordingly, all executive officers received the first 50% of their target bonuses. With respect to the second 50% of the executive officers’ bonuses, both the Second Performance Gate and Divisional Performance Gates were met, making the executive officers eligible for this portion of their bonuses. However, the Target Revenue Level was not achieved, so only a portion of the second 50% was earned. Accordingly, the executive officers, including the Chief Executive Officer, received 92% of their target bonuses. None of the executive officers received an Upside Bonus payment.

Total fiscal 2005 compensation for executive officers also included performance and long-term incentives in the form of restricted stock awards (as shown in the Summary Compensation Table on page 11). Half of each award was subject to the same performance criteria used to determine the respective executive officer’s fiscal 2005 bonus award under the executive incentive performance plan (described above). Accordingly, each executive officer earned 92% of that performance-based portion of the restricted stock award. All such shares were subject to additional time-based forfeiture restrictions. The restrictions on the first one-third of such shares lapsed on November 1, 2005, and the restrictions on the remaining shares lapse as to one-third of such shares on each of November 1, 2006 and 2007.

We believe equity incentives are instrumental in promoting the alignment of long-term interests between our executive officers and stockholders due to the fact that gains are directly correlated with increases in our stock price and long-term service by the executive. In making such awards, the Committee considered the contributions of each executive to our overall performance, the responsibilities to be assumed in the upcoming fiscal year, and awards to other executives in the industry holding comparable positions, as well as the executive’s position within PTC.

Compensation Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a limit on tax deductions for annual compensation in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated executive officers of the corporation. Certain forms of “performance based compensation” approved by the stockholders, including stock options and certain performance-based restricted stock awards, are not taken into account for the purposes of that limit. The Committee believes that, although it is desirable for executive compensation to be tax deductible whenever in the Committee’s judgment that would be consistent with the objectives pursuant to which the particular compensation is paid, we should preserve our flexibility to structure compensation to meet a variety of corporate objectives and to compensate our executive officers fairly and not be unduly limited by the anticipated tax treatment. Accordingly, the total compensation paid to an executive officer in any year may exceed the amount that is deductible. The 2005 incentive bonuses and restricted stock awards described above would be taken into account for purposes of Section 162(m) limit if applicable to a particular executive officer. The Compensation

Committee will continue to assess the impact of Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

Chief Executive Officer Compensation

For fiscal 2005, Mr. Harrison was awarded a $644,000 cash bonus, which represents 55% of his total cash compensation (base salary plus bonus) and 92% of his target bonus for the fiscal year. The bonus was earned based upon achievement of revenue and operating margin targets established in the first quarter of the fiscal year, as described above. In fiscal 2005, the Board of Directors granted Mr. Harrison 534,000 shares of restricted stock, subject to forfeiture, of which 21,360 were forfeited based on the fact that certain associated performance criteria were not achieved (as described further above under “Information About Executive Compensation” beginning on page 11). The time-based forfeiture restrictions on the shares not previously forfeited lapse in three equal annual installments. The restrictions on the first installment lapsed on November 1, 2005, and the restrictions on the remaining shares lapse on each of November 1, 2006 and 2007. The amount of this award reflects Mr. Harrison’s overall contributions to PTC, including his efforts in positioning PTC for future growth and improving margins, and his anticipated future contributions, as well as the factors applicable to executive officers generally described above.

Prior to the start of fiscal 2006, the Compensation Committee prepared a comprehensive tally sheet of Mr. Harrison’s anticipated fiscal 2005 compensation. The tally sheet included all compensation paid to Mr. Harrison, including base salary, target bonus, value of benefits received, the estimated value of equity awards granted during the fiscal year, and the value of options exercised during the year. Also tallied were Mr. Harrison’s retirement benefits, which are comprised solely of PTC’s matching contributions under its 401(k) Plan. Mr. Harrison’s final fiscal 2005 tally sheet is as follows:

Total Direct Remuneration for Fiscal 2005:

Type of Compensation	Fiscal 2005 Amounts
Annual Salary	$520,000
Bonus Paid	$644,000
Long-term Incentive (value of earned restricted shares as of grant date)	$3,501,331
Benefits	$10,471
Stock Options/SARs exercised	$0

Retirement Benefits:

Type of Plan	Company Contributions	Account Balance
401(k)	$6,300	$113,251	*
Qualified Defined Benefit Plan	$0	$0
SERP	$0	$0
Non-Qualified Deferred Compensation	$0	$0
Interest on Deferred Compensation	$0	$0

*	Includes both the Company’s matching contributions under the plan as well as the accumulated net investment gains and losses on such amounts through fiscal 2005.

The Committee evaluated Mr. Harrison’s performance and reviewed the tally sheet. The Committee then determined Mr. Harrison’s compensation in accordance with the factors described above applicable to executive officers generally. Mr. Harrison’s base salary remained at $520,000 for fiscal 2006. His fiscal 2006 target bonus was set at 124,395 shares of restricted stock (approximating a value at grant of 110% of his fiscal 2005 target bonus) in lieu of cash, which restricted stock is subject to forfeiture based on new performance targets set for the fiscal year (the “Fiscal 2006 Targets”). For fiscal 2006, the incentive bonuses for Mr. Harrison, as well as our other executive officers, are comprised of restricted stock in lieu of cash to further align the executive officer’s interests with that of the stockholders. The forfeiture restrictions on the shares finally earned, which will be determined by the Committee at the conclusion of the fiscal year in accordance with the predetermined Fiscal 2006 Targets, will lapse on the later of November 9, 2006 or the date the Compensation Committee determines the extent to which those criteria have been achieved. If the full target bonus is earned, Mr. Harrison also has the opportunity to obtain an upside cash bonus of $350,000 upon PTC’s achievement of certain upside revenue and operating expense metrics.

In fiscal 2006, the Committee also awarded 650,000 shares of restricted stock to Mr. Harrison as a long-term equity incentive. One-half of these shares are performance-based and are subject to the same Fiscal 2006 Targets used to determine Mr. Harrison’s bonus award. Shares earned under these criteria are then subject to time-based restrictions that lapse as to one-third of such shares on each of (i) the later of November 9, 2006 or the date the Compensation Committee determines the performance criteria have been achieved, (ii) November 9, 2007 and (iii) November 9, 2008. The other half of the shares awarded are subject only to time-based restrictions that lapse as to one-third of the shares on each of November 9, 2006, November 9, 2007 and November 9, 2008.

Compensation Committee

Robert N. Goldman, Chairman

Donald K. Grierson

Stock Performance Graph

The following stock performance graph compares the cumulative stockholder return on our common stock from September 29, 2000 to September 30, 2005 with the cumulative total return of the S&P 500 Index, the Nasdaq (U.S. Companies) Index and the Nasdaq Computer & Data Processing Index over the same period. The stock performance graph assumes that the value of the investment in PTC common stock and each of the comparison groups was $100 on September 29, 2000 and assumes the reinvestment of dividends. We have never declared a dividend on our common stock. The stock price performance depicted in the graph below is not necessarily indicative of future price performance.

	9/29/00	9/28/01	9/30/02	9/30/03	9/30/04	9/30/05
Parametric Technology Corporation (PTC)	100.00	47.45	16.46	28.80	48.27	63.73
S&P 500 Index (S&P 500)	100.00	73.38	58.35	72.58	82.65	92.78
Nasdaq (U.S. Companies) Index	100.00	41.00	33.00	50.54	53.30	59.63
Nasdaq Computer & Data Processing Index (NC&D)	100.00	40.52	32.24	47.62	51.67	54.44

Employment Agreements with Executive Officers

Agreement with Mr. Harrison

Mr. Harrison has an agreement that provides him with certain benefits if his employment is terminated under certain circumstances or upon the occurrence of certain other events. If we elect to terminate his employment (other than for “Cause,” as defined in the agreement) or effect a “Change in Status” (which, as defined in the agreement, includes a diminution in title, responsibilities or compensation), we must give him eighteen months’ prior notice and:

(1)	he is entitled to receive during the eighteen-month period following such event (or until such earlier date as he commences employment with another company), a salary at a rate equal, on an annualized basis, to one and one-third (1 1/3) times the highest annual salary (excluding bonuses) received by him in the prior six months; and

(2)	(A) all outstanding stock options and stock appreciation rights (“SARs”) held by him will become exercisable for such number of shares of common stock for which such stock options would have been exercisable had Mr. Harrison’s employment with PTC continued for one year following the notice date or the effective date of the Change in Status, as the case may be, (B) restrictions applicable to restricted stock held by him will lapse with respect to the number of shares for which the restrictions would have lapsed had his employment with PTC continued for one year following the notice date or the effective date of the Change in Status, as the case may be, and (C) all other criteria for the vesting of any such awards shall be deemed to have been met. Any remaining unvested options, SARs or shares of restricted stock will continue to vest over the duration of the notice period in accordance with their terms.

The agreement also provides that, effective upon (i) a Change in Control (as described below), or (ii) Mr. Harrison’s death or disability: (A) all outstanding stock options and SARs held by Mr. Harrison will immediately become exercisable in full, (B) all restrictions applicable to restricted stock held by Mr. Harrison will immediately lapse, and (C) all other criteria for the vesting of any such awards shall be deemed to have been met. A “Change in Control,” which is defined in the agreement, generally includes (a) any person or entity becoming the beneficial owner of 50% or more of the voting power of PTC, (b) a change in a majority of our directors, (c) a merger or consolidation in which our stockholders do not have majority voting power of the surviving entity, or (d) the approval by our stockholders of our liquidation or a sale or disposition of all or substantially all of our assets.

Agreements with Other Executive Officers Listed in the Summary Compensation Table

PTC has entered into similar agreements with Messrs. Cohen, Cunningham, Heppelmann, and Moses, which provide that (i) if we terminate their employment without Cause, or effect a Change in Status following a Change in Control of PTC, they are entitled to receive, during the twelve-month period following notice of termination (or until such earlier date as they commence employment with another company), a salary at a rate equal to the highest annual salary (excluding bonuses) received in the prior six months.

The agreements further provide that, in the event of a Change in Control (i) all outstanding stock options and SARs held by the executive will immediately become exercisable in full, (ii) all restrictions applicable to restricted stock held by the executive will immediately lapse, and (iii) all other criteria for vesting of any such awards shall be deemed to have been met.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, an independent registered public accounting firm, served as PTC’s independent auditors for fiscal 2005 and has reported on our 2005 consolidated financial statements and internal control over financial reporting. The Audit Committee of the Board of Directors has re-appointed PricewaterhouseCoopers LLP for fiscal year 2006 and, as described above, the Board is seeking your confirmation of PricewaterhouseCoopers LLP’s appointment. Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

Report of the Audit Committee

The Audit Committee assists the board in fulfilling its oversight responsibilities for accounting and financial reporting compliance, including reviewing the financial information provided to the stockholders and others, PTC’s accounting policies, disclosure controls and procedures and internal accounting and financial controls, and the audit process. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements for fiscal 2005 and the results of the recently concluded investigation of certain sales orders in the Asia-Pacific region (as further described in PTC’s 2005 Annual Report on Form 10-K on page 42) with management and with PricewaterhouseCoopers LLP, our independent registered public accounting firm. In this process, the Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, PTC’s critical accounting policies and the overall quality of PTC’s financial reporting, as well as PTC’s internal control over financial reporting and disclosure controls.

The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has discussed with PricewaterhouseCoopers LLP their independence from PTC and its management, including the matters in the letter and written disclosures received from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the independent auditors’ provision of the other, non-audit related services to PTC, which are referred to in “Independent Registered Public Accounting Firm Services and Fees” below, is compatible with maintaining independence.

Based on the Committee’s discussions with management and the independent auditors, and the Committee’s review of PricewaterhouseCoopers LLP’s report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in PTC’s Annual Report on Form 10-K for fiscal 2005 for filing with the Securities and Exchange Commission.

Audit Committee

Oscar B. Marx, Chairman

Robert N. Goldman

Noel G. Posternak

Independent Registered Public Accounting Firm Services and Fees

The Audit Committee is responsible for the engagement of our independent auditors and for approving, in advance, all auditing services and permitted non-audit services to be provided by the independent auditors. The Audit Committee maintains a policy for the engagement of the independent auditors that is intended to maintain the independent auditor’s independence from PTC. In adopting the policy, the Audit Committee considered the various services that the independent auditors have historically performed or may be asked to perform in the future. The policy, which is to be reviewed and re-adopted at least annually by the Audit Committee:

(i)	Approves the performance by the independent auditors of certain types of services (principally audit-related and tax), subject to restrictions in some cases, based on the Committee’s determination that this would not be likely to impair the independent auditors’ independence from PTC;

(ii)	Requires that management obtain the specific prior approval of the Audit Committee for each engagement of the independent auditors to perform other types of permitted services;

(iii)	Prohibits the performance by the independent auditors of certain types of services due to the likelihood that their independence would be impaired; and

(iv)	Sets an aggregate expenditure limitation on approved services and provides for fee caps on certain categories of approved services that may not be exceeded without the prior approval of the Committee.

Any approval required under the policy must be given by the Audit Committee, by the Chairman of the Committee in office at the time, or by any other Committee member to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditors to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of an engagement of the independent auditors is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditors’ independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and applicable professional standards. Relevant considerations include, but are not limited to, whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of PTC’s financial statements; whether the independent auditors would be functioning in the role of management or in an advocacy role; whether performance of the service by the independent auditors would enhance PTC’s ability to manage or control risk or improve audit quality; whether performance of the service by the independent auditors would increase efficiency because of their familiarity with PTC’s business, personnel, culture, systems, risk profile and other factors; and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditors in the period that is for tax and other non-audit services, would tend to reduce the independent auditors’ ability to exercise independent judgment in performing the audit.

The following table states the fees for professional services rendered during fiscal 2005 and fiscal 2004 by our independent registered public accounting firm, PricewaterhouseCoopers LLP.

Type of Professional Services	Fiscal 2005	Fiscal 2004
Audit	$3,563,000	$1,668,000
Audit-Related (1)	902,000	100,000
Tax (2)	945,000	1,292,000
All Other (3)	15,000	—

(1)	Consisting principally of fees for services related to employee benefit plan audits, consultations concerning financial accounting and reporting standards and internal controls, and financial due diligence with respect to potential acquisitions and divestitures.
(2)	Consisting principally of fees related to tax compliance, tax planning and tax advice services, including preparation and review of tax returns, assistance with tax audits and refund claims and tax compliance services related to PTC’s expatriate employees (including assistance with individual tax compliance that PTC provides as a benefit to these employees), as follows:

	Type of Tax Service	Fiscal 2005	Fiscal 2004
(a)	Tax compliance and preparation services (comprised of preparation of original and amended tax returns, claims for refunds, and tax payment planning services):	$431,000	$253,000
(b)	Other tax services including tax planning and advice services and assistance with tax audits:	207,000	323,000
(c)	Tax compliance services related to PTC’s expatriate employees:	307,000	716,000

	Total	$945,000	$1,292,000

(3)	Consisting of a tax calculation software tool used for our expatriate tax program.

INFORMATION ABOUT THE NOMINATING FUNCTIONS OF THE

NOMINATING & CORPORATE GOVERNANCE COMMITTEE

The Nominating & Corporate Governance Committee’s responsibilities regarding director nominations are to: determine the desired Board skills and attributes for directors; consider and recruit candidates to fill positions on the Board; review candidates recommended by stockholders; conduct the appropriate and necessary evaluations of the backgrounds and qualifications of possible director candidates; and recommend director nominees for approval by the Board or the stockholders.

In selecting nominees for director, the Nominating & Corporate Governance Committee reviews candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board.

The Nominating & Corporate Governance Committee does not rely on a fixed set of qualifications for director nominees. The Committee’s primary mandate with respect to director nominees is to create a Board with a broad range of skills and attributes that is aligned with our strategic needs. The minimum qualifications for director nominees are that they (i) be able to dedicate the time and resources sufficient for the diligent performance of the duties required of a member of the Board of Directors, (ii) not hold positions or interests that conflict with their responsibilities to PTC, and (iii) comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws or regulations. Additionally, PTC’s Corporate Governance Guidelines require that at least a majority of members of the Board of Directors must qualify as independent directors in accordance with Nasdaq independence rules.

The Nominating & Corporate Governance Committee’s process for evaluating nominees for director, including nominees recommended by stockholders, is to consider an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and such other relevant criteria as may contribute to PTC’s success. This evaluation is performed in light of the Committee’s views as to what skill set and other characteristics would most complement those of the current directors, including the diversity, age, skills and experience of the Board as a whole. With respect to identifying potential candidates, the Committee does not foreclose any sources.

If you wish to recommend a director candidate for consideration by the Committee, you should provide the following information to Aaron C. von Staats, Clerk, Parametric Technology Corporation, 140 Kendrick Street, Needham, Massachusetts 02494: (a) a brief statement outlining the reasons the nominee would be an effective director for PTC; (b) (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five years, as well as information about any other board of directors and board committee on which the candidate has served during that period, (iii) the number of shares of PTC stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with PTC; and (c) (i) your name and record address and the name and address of the beneficial owner of our shares, if any, on whose behalf the proposal is made and (ii) the number of shares of PTC stock that you and such other beneficial owner, if any, beneficially own. The Committee may seek further information from or about you, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and you and between the candidate and any such other beneficial owner.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

If you wish to make a proposal for consideration at the 2007 Annual Meeting of Stockholders, you must give written notice to us between September 20, 2006 and October 20, 2006, including the information required by our by-laws. Under SEC rules, if you desire that such proposal be included in our proxy statement and proxy card, you must give written notice to us no later than September 20, 2006. Your written proposal must be sent to: Aaron C. von Staats, Clerk, Parametric Technology Corporation, 140 Kendrick Street, Needham, Massachusetts 02494. In order to curtail controversy as to the date on which PTC receives a proposal, you should submit your proposal by Certified Mail-Return Receipt Requested.

By Order of the Board of Directors,

AARON C. VON STAATS

Clerk

January 18, 2006

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING OF STOCKHOLDERS. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR VOTE BY TELEPHONE OR ON THE INTERNET. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PARAMETRIC TECHNOLOGY CORPORATION

PROXY FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 1, 2006

The undersigned, revoking all prior proxies, hereby appoints Cornelius F. Moses and Aaron C. von Staats, or either of them acting singly, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Parametric Technology Corporation (“PTC”) that the undersigned is entitled, if personally present, to vote at the 2006 Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Wednesday, March 1, 2006, at the offices of PTC, 140 Kendrick Street, Needham, Massachusetts 02494, and any adjournment or postponement thereof.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 6, 2006. Your attendance at the Annual Meeting will not be deemed to revoke this proxy unless you revoke this proxy in writing and vote in person at the Annual Meeting. Along with this proxy, we are sending you notice of the Annual Meeting and the related proxy statement, as well as our Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements, for the year ended September 30, 2005.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED

REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

PARAMETRIC TECHNOLOGY CORPORATION 140 KENDRICK STREET NEEDHAM, MA 02494 - 2714

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and then follow the instructions to submit an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Parametric Technology Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instruction above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Parametric Technology Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒ PARTC1 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PARAMETRIC TECHNOLOGY CORPORATION

Vote on Proposals

THE DIRECTORS RECOMMEND A VOTE “FOR ALL” NOMINEES		The Directors Recommend
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1.	Elect two Class I Directors to serve for the next three years: 01) Donald K. Grierson 02) Oscar B. Marx, III	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for a director nominee, mark “For All Except” and write the number of the nominee for whom you wish to withhold authority to vote on the line below

THE DIRECTORS RECOMMEND A VOTE “FOR” PROPOSAL 2

The Directors Recommend
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2.	Confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm for the current fiscal year.	For ☐	Against ☐	Abstain ☐

For address changes and/or comments, please check this box and write them on the back where indicated		☐		Please sign name(s) exactly as appearing on your stock certificate. If shares are held jointly, each joint owner should personally sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Signature (PLEASE SIGN WITHIN BOX)	Date			Signature (Joint Owners)	Date